Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated June 9, 2006 relating to the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations, change in net assets and its cash flows of Apollo Investment Corporation (the “Company”) as of March 31, 2006 and March 31, 2005, and the results of its operations, changes in net assets and its cash flows for the year ended March 31, 2006 and for the period April 8, 2004 (inception) through March 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of the Company, which appear in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accountants” and “Report of Independent Registered Public Accounting Firm” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

New York, New York

August 11, 2006